INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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MESA AIR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT
Solicitation and Voting of Proxies
ELECTION OF DIRECTORS (PROPOSAL NO. 1)
Information Concerning Directors, Nominees and Officers
Directors
Executive Officers
Board and Committee Meetings
Compensation of Directors
Compensation Committee Interlocks
REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Review of Audited Financial Statements
Recommendation
DISCLOSURE OF AUDIT AND NON-AUDIT FEES
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees of Independent Public Accountants
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Compliance with Section 16(a) of the Securities Exchange Act of 1934
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES
Amendment or Repricing of Options
Employment Agreements
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPARISON OF STOCK PERFORMANCE
FREE AND CONFIDENTIAL SHAREHOLDER VOTING (PROPOSAL NO. 2)
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (PROPOSAL NO. 3)
Annual Report
Voting by Proxy
Shareholder Proposals for Action at the Company’s Next Annual Meeting

MESA AIR GROUP, INC.

410 North 44th Street
Phoenix, Arizona 85008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 4, 2002

To Our Shareholders:

      The 2002 Annual Meeting of Shareholders of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), will be held at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona, on April 4, 2002, at 10:00 a.m., Arizona Time, for the following purposes:

1. To elect nine (9) directors to serve for a one-year term;

2. To consider a proposal introduced by a shareholder to adopt confidential shareholder voting;

3. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company; and

4. To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

      The Board of Directors has fixed the close of business on February 28, 2002, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of Common Stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. A copy of the Company’s 2001 Annual Report, which includes audited financial statements, was mailed with this Notice and Proxy Statement to all shareholders of record on the Record Date.

      Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of such proposals.

By Order of the Board of Directors
/s/ Johnathan G. Ornstein
Jonathan G. Ornstein, Chairman of the Board
and Chief Executive Officer

Phoenix, Arizona
March 8, 2002

IMPORTANT:     IT IS IMPORTANT THAT YOUR SHAREHOLDINGS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

MESA AIR GROUP, INC.

410 North 44th Street
Phoenix, Arizona 85008

PROXY STATEMENT

       This Proxy Statement is being furnished to shareholders of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2002 Annual Meeting of Shareholders of the Company to be held on April 4, 2002, at 10:00 a.m., Arizona Time, at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona, and any adjournment or postponement thereof (the “Annual Meeting”). A copy of the Notice of the Meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying form of Proxy Card are being mailed on or about March 8, 2002.

Solicitation and Voting of Proxies

      Only shareholders of record at the close of business on February 28, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting. On the Record Date, 33,088,767 shares of Common Stock, no par value per share (the “Common Stock”), were issued and outstanding.

      Each shareholder present at the Annual Meeting, either in person or by proxy, will be entitled to one vote for each share of Common Stock held of record on the Record Date on each matter of business to be considered at the Annual Meeting. The nine (9) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

      All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) “for” the election of the persons named in the proxy to serve as directors; (ii) “against” the shareholder proposal to adopt confidential voting, and (iii) “for” the ratification of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent auditors of the Company. Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum and have the same effect as “no” votes in determining whether the proposals are approved. Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary of the Company a subsequent proxy relating to the same shares; or (c) attending the meeting and voting in person, provided that the shareholder notifies the Secretary of the meeting of his or her intention to vote in person at any time prior to the voting of the proxy. In order to vote their shares in person at the meeting, shareholders who own their shares in “street name” (i.e., in the name of a bank, broker or other record holder) must obtain a special proxy card from their broker or bank.

      The cost of soliciting proxies, including the cost of preparing and mailing the Notice and Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may also be solicited by officers and directors of the Company personally or by telephone or facsimile, without additional compensation. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners.

      The Board of Directors does not know of any matters other than the election of directors, the shareholder proposal, and the ratification of independent auditors that are expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

General Information

      The Company’s current directors are Jonathan G. Ornstein, Daniel J. Altobello, Herbert A. Denton, General Ronald R. Fogleman, Maurice A. Parker, George Murnane III, James E. Swigart, Joseph L. Manson and Julie Silcock. Their terms expire upon the election and qualification of their successors at the Company’s 2002 Annual Meeting of Shareholders. The Board of Directors has nominated each of these current directors as nominees for election as directors in the election to be held at the Annual Meeting. The Board of Directors intends to vote its proxies for the election of its nominees, for a term to expire at the Company’s 2003 Annual Meeting.

      If any nominee should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available. The information concerning the nominees and their share holdings in the Company has been furnished by them to the Company.

      The nine (9) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

Information Concerning Directors, Nominees and Officers

      The following table sets forth the names and ages of the directors and executive officers of the Company and certain additional information:

Name	Age	Position

Jonathan G. Ornstein	44	Chairman of the Board, Director and Chief Executive Officer
Daniel J. Altobello	61	Director
Herbert A. Denton	54	Director
Ronald R. Fogleman	60	Director
Joseph L. Manson	53	Director
George Murnane III	43	Director and Executive Vice President
Maurice A. Parker	56	Director
Julie Silcock	46	Director
James E. Swigart	50	Director
Michael Ferverda	57	Senior Vice President of Flight Operations
Brian S. Gillman	32	Vice President, General Counsel and Secretary
Don Harrison	56	Vice President of Maintenance
William P. Kostel	38	Vice President of Planning
Michael J. Lotz	42	President and Chief Operating Officer
Jeff P. Poeschl	36	Vice President-Finance
Robert B. Stone	45	Chief Financial Officer and Treasurer

Directors

      Biographical information regarding the Company’s directors is set forth below.

      Jonathan G. Ornstein was appointed President and Chief Executive Officer of the Company effective May 1, 1998. Mr. Ornstein became a director on January 1998. Mr. Ornstein assumed the role of Chairman of the Board on June 1999. On June 21, 2000, Mr. Ornstein relinquished his position as President of the Company. From April 1996 to his joining the Company as Chief Executive Officer, Mr. Ornstein served as President and Chief Executive Officer and Chairman of Virgin Express S.A./ N.V., a European airline. From 1995 to April 1996, Mr. Ornstein served as Chief Executive Officer of Virgin Express Holdings, plc. Mr. Ornstein joined Continental Express Airlines, Inc., as President and Chief Executive Officer in July 1994 and, in November 1994, was named Senior Vice President, Airport Services at Continental Airlines, Inc. Mr. Ornstein was previously employed by the Company from 1988 to 1994, as Executive Vice President and as President of the Company’s WestAir Holding, Inc., subsidiary.

      Daniel J. Altobello has served as a director of the Company since January 1998. Mr. Altobello is the retired Chairman and a director of LSG SkyChefs, Inc., the parent corporation of Caterair International, Inc., and LSG/ SKY Chefs. From 1989 to 1995, Mr. Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President, Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown University as Vice President of Administration Services. He is a member of the board of directors of American Management Systems, Inc., Care First, Inc., Care First of Maryland, Inc., of which he is non-executive chairman, World Airways, Inc., First Union Realty Trust, and Friedman, Billings and Ramsey Group, Inc. and Thayer Capital Partners. He is a trustee of Loyola Foundation, Inc., Mt. Holyoke College, Suburban Hospital Foundation, Inc. and the Woodstock Theological Center at Georgetown University.

      Herbert A. Denton has been a director of the Company since January 1998. Mr. Denton is the President of Providence Capital, Inc. (“Providence”), an investment-banking firm he co-founded in 1991. Prior to establishing Providence, Mr. Denton served as Managing Director of Jeffries & Co., Inc. from 1986 to 1991. He also serves on the Board of Directors of Chic by H.I.S., Inc., an apparel manufacturing company, where he is the Chairman of the Compensation Committee, Baldwin Piano and Organ Company, Healthcare Recoveries, Inc., U.S. Value Investment Co. P.C. and Polymedica Corporation.

      General Ronald R. Fogleman, U.S.A.F. retired, has been a director of the Company since January 1998. General Fogleman has been a member of the Company’s Audit Committee since February 1998, and Chairman of the Audit Committee since April 2001. In September 1997, he retired from the Air Force with the rank of General. He served as Chief of Staff of the United States Air Force from 1994 until 1997 and as Commander-in-Chief of the United States Transportation Command from 1992 until 1994. General Fogleman currently serves on the Board of Directors of North American Airlines, a feeder airline for El Al; Rolls Royce of North America; International Airline Support Group, Inc.; and World Airways.

      Joseph L. Manson has been a director of the Company since July 2001, and a member of the Compensation Committee since October 2001. Mr. Manson is a partner in the Washington, D.C. law firm Verner Lipfert Burnhard McPherson and Hand where he has been employed since 1975.

      George Murnane III is a director and was appointed Executive Vice President of the Company effective December 2001 and has served as a director of the Company since June 1999. Mr. Murnane has served as the President of Barlow Management, Inc. since 1998. From 1996 to 2001, Mr. Murnane was a Director and Executive Vice President of International Airline Support Group, Inc., a leading redistributor of aftermarket commercial aircraft spare parts and lessor and trader of commercial aircraft and engines, most recently as its Chief Operating Officer. From 1995 to 1996, Mr. Murnane served as Executive Vice President and Chief Operating Officer of Atlas Air, Inc., an air cargo company. For 1986 to 1996, he was an investment banker with the New York investment banking firm of Merrill Lynch & Co., most recently as a Director in the firm’s

Transportation Group. Mr. Murnane currently serves on the Board of International Airline Support Group, Inc. and North-South Airways, Inc.

      Maurice A. Parker has been a director of the Company since November 1998, and has been a member of the Compensation Committee since January 1999 and a member of the Audit Committee since April 2001. From 1978 to January 1997, Mr. Parker served as a Federal Mediator for the National Mediation Board of the United States government. From 1997 to the present, Mr. Parker has worked as an independent arbitrator, mediator and consultant. In 1998, Mr. Parker obtained his Doctorate in Jurisprudence from South Texas College of Law. Mr. Parker became Executive Director of Regional Airline Partners in 2001.

      Julie Silcock has served as a director since July 2001, and has been a member of the Audit Committee since October 2001. Ms. Silcock is currently Managing Director and head of Southwest Investment Banking of Salomon Smith Barney. From August 1997 to November 2000, she served as Managing Director at Donaldson, Lufkin & Jenrette. From January 1984 to August 1997, she was an investment banker with Bear, Stearns & Co., Inc., most recently as a Senior Managing Director.

      James E. Swigart has served as a director since January 1998. Mr. Swigart served as Vice Chairman and a member of the Audit Committee until June 1999. He has been a member of the Nominating Committee since April 1998. Mr. Swigart is a minority shareholder of Barlow Management, Inc., and a minority member of Barlow Capital, LLC. Mr. Swigart is the former President and Chief Executive of Virgin Express, S.A./ N.V. Mr. Swigart was appointed a member of the Board of Directors of Virgin Express Holdings, plc on May 1998. From December 1995 to April 1998, Mr. Swigart served as the Chief Financial Officer of Virgin Express Holdings, plc. From April 1996 to April 1998, he served as Chief Financial Officer of Virgin Express, S.A./ N.V. Mr. Swigart served as the Chief Financial Officer of Continental Express Airlines, Inc., from July 1994 to November 1995 and President and controlling shareholder of Hydralign, a manufacturing company for the paper and plastics industries, from September 1993 to July 1994. From 1986 until August 1993, Mr. Swigart served as the Senior Vice President of the Transportation Group at Lehman Brothers. Mr. Swigart previously served as a member of the Board of the Company from December 1993 until August 1994.

Executive Officers

      Biographical information regarding the Company’s executive officers who are not also directors of the Company is set forth below.

      Michael J. Lotz, President and Chief Operating Officer, joined the Company in July 1998. In January 1999, Mr. Lotz became Chief Operating Officer. In August 1999, Mr. Lotz became the Company’s Chief Financial Officer and in January 2000 returned to the position of Chief Operating Officer. On June 22, 2000, Mr. Lotz was appointed President of the Company. Prior to joining the Company, Mr. Lotz served as Chief Operating Officer of Virgin Express, S.A./ N.V., a position he held from October 1996 to June 1998. Previously, Mr. Lotz was employed by Continental Airlines, Inc., most recently as Vice President of Airport Operations, Properties and Facilities at Continental Express.

      Robert B. Stone, Chief Financial Officer and Treasurer, joined the Company in January 2000. Prior to joining the Company, Mr. Stone was employed by the Boeing Company for more than 20 years, most recently as Vice President, Financial Planning and Analysis. Mr. Stone obtained his MBA from Pacific Lutheran University and his Bachelor of Arts in Business Administration at the University of Washington.

      Brian Gillman, Vice President, General Counsel and Secretary, joined the Company in February 2001. From July 1996 to February 2001, he served as Vice President, General Counsel and Secretary of Vanguard Airlines, Inc. in Kansas City, Missouri. From September 1994 to July 1996, Mr. Gillman was corporate associate in the law firm of Stinson, Mag & Fizzell, P.C., Kansas City, Missouri. Mr. Gillman received his Juris Doctorate and B.B.A. in Accounting from the University of Iowa in 1994 and 1991, respectively.

      Jeff P. Poeschl, Vice President-Finance, joined the Company in December 2000. From 1988 to the date Mr. Poeschl joined the Company, he was employed by Deloitte and Touche in Milwaukee, Wisconsin, most recently as Senior Manager. Mr. Poeschl obtained his Bachelor of Arts in Business Administration at the University of Wisconsin.

      William P. Kostel, Vice President of Planning, joined the Company in February 1999. Prior to joining the Company, Mr. Kostel was employed for nine years by American Airlines, where his last position was Director of Fleet Planning at American Eagle. Mr. Kostel obtained his MBA from Texas Christian University and his Bachelor of Science in Engineering from Iowa State University.

      Michael Ferverda, Senior Vice President of Flight Operations, joined the Company in September 1990. Mr. Ferverda has served the Company in several capacities including pilot, Flight Instructor/ Check Airman, Assistant Chief Pilot, FAA Designated Examiner, FAA Director of Operations and Divisional Vice President. Mr. Ferverda was a pilot with Eastern Airlines from 1973 to 1989. Prior to joining Eastern Airlines, Mr. Ferverda served as an Aviator in the United States Navy. Mr. Ferverda is a graduate of Indiana University.

      Don Harrison, Vice President of Maintenance, joined the Company in April 1999. Prior to joining the Company, Mr. Harrison was employed at Dimension Aviation from March 1997 to April 1999 as Vice President and General Manager. Prior to joining Dimension Aviation, Mr. Harrison was employed as an aviation consultant for Dee Howard from 1996 to March 1997.

Board and Committee Meetings

      The Board of Directors held four meetings during the 2001 fiscal year. No director attended less than 75% of the Board meetings while serving as such director, or less than 75% of all committee meetings on which he or she served as a committee member.

      The audit, executive, nominating and compensation committees are the standing committees of the Board of Directors. These committees are comprised as follows:

Audit	Nominating	Compensation

Ronald R. Fogleman Maurice Parker Julie Silcock George Murnane(1)	Daniel J. Altobello Maurice A. Parker James E. Swigart	Daniel J. Altobello Maurice A. Parker Joseph L. Manson

(1)	Mr. Murnane resigned from the Audit Committee effective December 2001 upon his accepting an Executive Vice President position at the Company.

      The Audit Committee held four meetings during fiscal 2001. The principal functions of the Audit Committee include the review of the annual financial statements, reports and recommendations regarding the adequacy of internal accounting controls made by the independent auditors and such other matters with respect to the accounting, auditing and financial reporting procedures as it may deem appropriate or as may be brought to its attention.

      With the exception of Mr. Murnane, the Audit Committee is composed of outside directors who are not officers or employees of the Company or its subsidiaries. In the opinion of the Board and as “independent” is defined under the standards of the New York Stock Exchange, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. Mr. Murnane resigned his position on the Audit Committee on December 6, 2001, upon accepting an Executive Vice President position at the Company. Mr. Murnane had been appointed to the Audit Committee pursuant to the exception contained in NASDAQ Stock Market Rule 4350(d)(2)(B) relating to exceptional circumstances for appointing certain persons to a corporation’s Audit Committee who might not otherwise meet the independence requirements of NASDAQ. Mr. Murnane has extensive experience as a public company chief financial officer, significant experience as an investment banker in the field of transportation and further general management experience in the aviation industry. For this reason, the Board determined that it was in the best interest of the Company and its shareholders to have Mr. Murnane on the Audit Committee.

      The Nominating Committee met twice in fiscal 2001. The Nominating Committee is responsible for the nominations of persons to serve as directors and corporate officers of the Company. The nominating committee will consider, but is not required to approve, nominations for directors by shareholders for all annual meetings, provided a written recommendation is received by the Company no later than the date shareholder proposals must be submitted for consideration.

      The Compensation Committee held two meetings during the 2001 fiscal year. Mr. Manson was elected to the Compensation Committee on October 15, 2001. The Compensation Committee makes recommendations concerning officer compensation, employee benefit programs and retirement plans.

      It is expected that all current committee members will be nominated for re-election to such committees at a Board meeting to be held immediately following the Annual Meeting of Shareholders.

Compensation of Directors

      Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Each non-employee director receives an annual retainer of $10,000 (increased to $15,000 on July 13, 2001), along with the payment of $1,000 per meeting attended in person; $500 per committee meeting attended in person; $500 for each telephonic Board meeting attended and reimbursement of all expenses associated with attending committee or Board of Directors meetings.

      In addition, under the Company’s Outside Director’s Stock Option Plan, each non-employee director receives an annual grant of options to purchase 3,000 shares of Common Stock, plus the number of options to purchase common stock equivalent to a cash value of $13,000 (increased to $20,000 on July 13, 2001) as calculated pursuant to the Black-Scholes Valuation Method (collectively, the “Formula Amount”), at a risk-free rate of a ten-year zero coupon bond. Each non-employee director receives an additional Formula Amount on each April 1st thereafter. If there are an insufficient number of options, a pro-rata amount of the options available under the Plan will be granted to each non-employee director. Upon being appointed a non-employee director after April 1, 1998, such director is granted a pro-rata portion of the Formula Amount and receives options pursuant to the plan on each succeeding April 1st. The amount of pro rata options granted to each new outside director is calculated by dividing the number of days prior to April 1st by the number of days in the calendar year and multiplying the quotient by the Formula Amount.

      Each outside director, and certain family members of such director, receives free travel on Mesa Air and free or reduced-fare travel on certain air carriers at no cost to the Company or Director. The Company believes that the directors’ use of free air travel is “de minimis” and did not maintain any records of outside directors’ travel during 2001.

Compensation Committee Interlocks

      During the fiscal year 2001, the Compensation Committee consisted of Messrs. Altobello and Parker. Mr. Manson was elected to the Compensation Committee in October 2001. None of the members of the committee held any executive officer position or other employment with the Company prior to or during such service.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      In accordance with its written charter adopted by the Board of Directors on May 25, 2000, a copy of which was attached as an exhibit to the Company’s 2001 Annual Meeting Proxy Statement, the Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company’s auditors information relating to the auditors’ judgments about the quality of the Company’s accounting principles, recommending to the Board of Directors that the Company include the audited financials in its Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors’ services and activities.

Review of Audited Financial Statements

      The Audit Committee has reviewed the Company’s financial statements for the fiscal year ended September 30, 2001, as audited by Deloitte & Touche, the Company’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards 61 regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by the Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche its independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, or in determining auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent.”

Recommendation

      Based upon the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2001 be filed with the Company’s annual report on Form 10-K.

AUDIT COMMITTEE

Ronald Fogleman
Maurice A. Parker
Julie Sillock

DISCLOSURE OF AUDIT AND NON-AUDIT FEES

Audit Fees

      The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended September 30, 2001, and the review of the Company’s Forms 10-Q during the fiscal year 2001 were approximately $370,000.

Financial Information Systems Design and Implementation Fees

      There were no fees billed for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Deloitte & Touche for the fiscal year ended September 30, 2001.

All Other Fees of Independent Public Accountants

      During fiscal 2001, the Company paid other fees to Deloitte & Touche totaling approximately $269,000 for non-audit services rendered to the Company, such as tax consulting and miscellaneous compliance auditing. The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 28, 2002 by (i) each director of the Company, (ii) each of the Company’s executive officers, (iii), each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock and (iv) all directors and executive officers as a group.

      The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission (the “Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares, which the individual has the right to acquire within 60 days of February 28, 2002 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table and the address of the listed beneficial owner is that of the Company. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest. The table that follows is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission.

	Amount and Nature of
	Beneficial Ownership

Name and Address of		Options/
Beneficial Owner	Shares	Warrants(1)	Total(1)	Percent(1)

Jonathan G. Ornstein(2)	215,212	975,533	1,190,745	3.60
James E. Swigart(3)	178,294	52,840	231,134	*
Daniel J. Altobello	1,000	31,562	32,562	*
Herbert A. Denton(4)	50,000	732	50,732	*
Ronald R. Fogleman(5)	1,200	37,305	38,505	*
Joseph L. Manson(6)	2,000	4,188	6,188	*
George Murnane III(7)	61,000	6,475	67,475	*
Maurice Parker	2,000	20,344	22,344	*
Julie Silcock	0	4,188	4,188	*
Michael J. Lotz	1,000	100,000	101,000	*
Michael Ferverda	1,000	33,800	34,800	*
Robert L. Stone	3,000	33,334	36,334	*
William P. Kostel	0	20,000	20,000	*
Wisconsin Investment Board	1,880,000	—	1,880,000	5.68
P.O. Box 7842 Madison, Wisconsin 53702
Franklin Resources, Inc.	2,142,800	—	2,142,800	6.48
777 Mariners Blvd San Mateo, CA 94404
Dimensional Fund Advisors, Inc.	1,858,879	—	1,858,879	5.62
1299 Ocean Ave., 11th Floor Santa Monica, CA 90401-1038
Wellington Management Company, LLP	1,161,900	—	1,161,900	3.51
75 State Street Boston, MA 02109
State Street Research & Management Co.	3,028,800	—	3,028,800	9.15
One Financial Center, 30th Floor Boston, MA 02111
Vanguard Explorer Fund	190,600	—	190,600	*
P.O. Box 2600 Valley Forge, Pennsylvania 19482
All directors and officers as a group	515,706	1,320,301	1,836,007	5.55
(13 Individuals)

(1)	Includes options and warrants exercisable on February 28, 2002 or within 60 days thereafter. Holdings of less than 1% are indicated by “*”. Based upon 33,088,767 shares issued and outstanding as of February 28, 2002.

(2)	Includes 40,000 shares of common stock held by Barlow Management, Inc. Mr. Ornstein is the majority shareholder of Barlow Management, Inc. Mr. Ornstein disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entity. Also includes 135,212 shares held by Mr. Ornstein’s children, mother and spouse.

(3)	Includes 40,000 shares of common stock held by Barlow Management, Inc. Mr. Swigart is a shareholder of Barlow Management, Inc. Mr. Swigart disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entity. Also includes 7,729 shares held by Mr. Swigart’s wife and children.

(4)	Includes shares of common stock held in the name of Providence Investors and Athena Family Partners. As such, he claims beneficial ownership of the shares held by these entities to the extent of his proportional interest therein.

(5)	Includes 1,000 shares of common stock held by B Bar J Pension Fund, which is controlled by Mr. Fogleman.

(6)	Includes 2,000 shares of common stock held by Barrow Grocery Co.

(7)	Includes 40,000 shares of common stock held by Barlow Management, Inc. Mr. Murnane is the President of Barlow Management, Inc. Mr. Murnane disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entity.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding Common Stock, to file certain reports of ownership with the Commission within specified time periods. Such officers, directors and shareholders are also required by Commission’s rules to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that between October 1, 1999 and September 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.

EXECUTIVE COMPENSATION

      The following table sets forth certain compensation paid or accrued by the Company during the fiscal years ended September 30, 2001, 2000 and 1999 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose total annual salary and bonuses exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Other Annual
		Salary	Bonus	Compensation	Options
Name and Principal Position	Year	($)	($)	($)(1)(2)	(#)

Jonathan G. Ornstein	2001	200,000	315,000	103,519	—
Chief Executive Officer	2000	200,000	840,000	4,615	150,000
	1999	200,000	—	5,128	150,000
Michael J. Lotz	2001	175,000	205,000	134,769	—
President and Chief Operating Officer	2000	119,231	225,000	5,250	150,000
	1999	122,654	90,054	385	300,000
William P. Kostel	2001	79,693	74,000	3,984	—
Vice President of Planning	2000	73,846	59,000	1,769	6,500
	1999	41,731	47,000	—	45,000
Michael Ferverda	2001	81,538	39,000	3,991	15,000
Senior Vice President of Flight Operations	2000	75,000	52,000	3,750	5,400
	1999	75,000	25,500	—	—
Robert Stone	2001	113,461	67,000	3,413	25,000
Chief Financial Officer	2000	73,077	37,000	—	75,000
	1999	—	—	—	—

(1)	These amounts represent the Company’s vested and non-vested contributions to the individual named executive officer’s 401(k) plan account. Under the Company’s 401(k) plan, employees may contribute up to 15% of their annual salary and bonus up to a specified maximum. The Company currently makes matching contributions equal to 50% of employees’ contribution (including officers) with a cap of 10% of the employees’ annual compensation.

(2)	These amounts include deferred compensation accrued by Mr. Ornstein and Mr. Lotz under their deferred compensation agreements.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth for each Named Executive Officer information concerning individual grants of stock options during the 2001 fiscal year.

Potential Realizable
Value at Assumed
		Percent of			Annual Rates of Stock
	Number of	Options			Price Appreciation for
	Securities	Granted to	Exercise		Option Term
	Underlying	Employees in	Price(2)	Expiration
Name	Options	Fiscal Year	($/share)	Date	5%(3)	10%(3)

Michael Ferverda(1)	15,000	2.5%	$8.50	1/29/2011	—	—
Rob Stone(1)	25,000	4.2%	$8.50	1/29/2011	—	—

(1)	Messrs. Ferverda and Stone were each granted options under the Company’s First Amendment to the Restated and Amended Mesa Airline Stock Option Plan. The shares issued under the Mesa Airline Stock Option Plan vest in annual 1/3 increments beginning one year after the date of the grant.

(2)	The exercise price was set at 100% of the closing price of the Company’s common stock on the grant date, as reported on the NASDAQ National Market.

(3)	Potential realizable values shown above represent the potential gains based upon annual compound stock price appreciation of 5% and 10% from September 30, 2001 through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of Mesa and Mesa common stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

OPTION EXERCISES

      The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of the fiscal year ended September 30, 2001, together with the values for “in-the-money” options which represent the positive spread between the exercise price of any such outstanding stock and the fiscal year end price of the Company’s common stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

			Number of Unexercised	Value of Unexercised
	Shares		Options at	In-The-Money Options at
	Acquired on	Value	September 30, 2001	September 30, 2001
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Jonathan G. Ornstein	187,467	1,559,063	1,012,533/100,000	$0/$0
Michael J. Lotz	250,000	1,759,265	0/200,000	$0/$0
Robert L. Stone	25,000	214,500	0/75,000	$0/$0
William P. Kostel	20,000	129,325	12,167/19,333	$0/$0
Michael Ferverda	95,667	501,598	16,800/30,600	$0/$0

(1)	Based on the closing price of the Company’s common stock on September 30, 2001 of $3.26 per share, as reported by the NASDAQ National Market.

Amendment or Repricing of Options

      During the 2001 fiscal year, the Company did not amend or reprice any of its stock options held by executive officers of the Company.

Employment Agreements

      The Chief Executive Officer; the President and Chief Operating Officer; the Chief Financial Officer; the Vice President of Planning; President of CCAir, Inc. and the Vice President and General Counsel have each entered into an employment agreement with the Company.

      Effective as of March 14, 2001, Jonathan G. Ornstein and the Company entered into a new employment agreement, providing for Mr. Ornstein to serve as the Chief Executive Officer of the Company for a term of five years ending March 13, 2006. Under Mr. Ornstein’s agreement, Mr. Ornstein receives a base salary of $200,000. The base salary is subject to increase based on increases in the Consumer Price Index, and is subject to annual discretionary increases upon review by the board of directors. Mr. Ornstein also is entitled to an annual bonus, paid quarterly, based on annual performance criteria as set forth in the agreement, and may range from $52,500 to $420,000. Additionally, the board of directors may approve discretionary bonuses. Upon execution of the agreement and on each March 14th thereafter during the term of the agreement, the Company is obligated to contribute $200,000, as deferred compensation, to an account for the benefit of Mr. Ornstein. The Company also is obligated to provide Mr. Ornstein with $5,000,000 of term life insurance, the limited use of Company aircraft, and other customary fringe benefits.

      Mr. Ornstein’s employment agreement also provides for the initial grant of stock options to purchase 150,000 shares of Common Stock, with the options vesting in one-third increments over a three-year period, and additional annual option grants of 150,000 shares throughout the term of the agreement. The option exercise price for each option is determined by the market price for the Company’s Common Stock on the date the option is granted. The agreement provides for the Company to make market rate loans to Mr. Ornstein to enable him to pay the exercise price of any option held by him to purchase Common Stock.

      The agreement provides that upon Mr. Ornstein’s disability, as defined in the agreement, Mr. Ornstein will receive on a monthly basis, his base salary, plus an annualized amount equal to his historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

      Mr. Ornstein may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Ornstein’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any material uncured breach by the Company; or (iii) a Change in Control (as defined in the agreement) and the expiration of 90 days.

      If Mr. Ornstein’s employment is terminated by the Company without Cause (as defined in the agreement), or by Mr. Ornstein for Good Reason, or by Mr. Ornstein after March 13, 2004, or upon expiration of the term of the agreement, the Company is required to pay all normal accrued amounts, plus $400,000 (that is, twice the normal deferred compensation payment) each March 14th through 2005 in lieu of payments that would have been made under the deferred compensation plan, and severance pay for 36 months at the rate of twice his normal salary and twice his historical bonuses. In addition, the Company has agreed to enter into a consulting agreement with Mr. Ornstein, at Mr. Ornstein’s option, the terms of which will provide for Mr. Ornstein’s retention as a consultant for a period of 10 years from its effective date at the rate of $200,000 per year.

      If any payments received by Mr. Ornstein under the agreement are treated as “golden parachute” payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Ornstein is entitled to receive “gross up” payments sufficient to cover the excise tax.

      Effective as of March 14, 2001, Michael J. Lotz and the Company entered into a new employment agreement, providing for Mr. Lotz to serve as the President and Chief Operating Officer of the Company for a term of five years ending March 13, 2006. Under Mr. Lotz’s agreement, Mr. Lotz receives a base salary of $175,000. The base salary is subject to increase based on increases in the Consumer Price Index, and is subject to annual discretionary increases upon review by the board of directors. Mr. Lotz also is entitled to an annual bonus, paid quarterly based on annual performance criteria as set forth in the agreement and may range from $40,000 to $320,000. Additionally, the board of directors may approve discretionary bonuses. Upon execution of the agreement and on each March 14th thereafter during the term of the agreement, the Company is obligated to contribute $175,000, as deferred compensation, to an account for the benefit of Mr. Lotz. The Company also is obligated to provide Mr. Lotz with $2,000,000 of term life insurance, the limited use of Company aircraft, and other customary fringe benefits.

      Mr. Lotz’s employment agreement also provides for the initial grant of stock options to purchase 100,000 shares of Common Stock, with the options vesting in one-third increments over a three-year period, and additional annual option grants of 150,000 shares throughout the term of the agreement. The option exercise price for each option is determined by the market price for the Company’s Common Stock on the date the option is granted. The agreement provides for the Company to make market rate loans to Mr. Lotz to enable him to pay the exercise price of any option held by him to purchase Common Stock.

      The agreement provides that upon Mr. Lotz’s disability, as defined in the agreement, Mr. Lotz will receive on a monthly basis, his base salary, plus an annualized amount equal to his historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

      Mr. Lotz may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Lotz’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any material uncured breach by the Company; or (iii) a Change in Control (as defined in the agreement) and the expiration of 90 days.

      If Mr. Lotz’s employment is terminated by the Company without Cause (as defined in the agreement), or by Mr. Lotz for Good Reason, or by Mr. Lotz after March 13, 2004, or upon expiration of the term of the agreement, the Company is required to pay all normal accrued amounts, plus $350,000 (that is, twice the normal deferred compensation payment) each March 14th through 2005 in lieu of payments that would have been made under the deferred compensation plan, and severance pay for 36 months at the rate of twice his normal salary and twice his historical bonuses. In addition, the Company has agreed to enter into a consulting agreement with Mr. Lotz, at Mr. Lotz’s option, the terms of which will provide for Mr. Lotz’s retention as a consultant for a period of 10 years from its effective date at the rate of $150,000 per year.

      If any payments received by Mr. Lotz under the agreement are treated as “golden parachute” payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Lotz is entitled to receive “gross up” payments sufficient to cover the excise tax.

      Upon their appointment as Chief Financial Officer, Vice President of Planning, President of CCAir, Inc. and Vice President and General Counsel, respectively, each of Messrs. Stone, Kostel, Leake and Gillman and the Company entered into employment agreements. Each of these employment agreements provide for cash and non-cash compensation. Messrs. Stone, Kostel, Leake and Gillman receive a base salary of $125,000, $80,000, $120,000 and $110,000, respectively, and are eligible to receive quarterly bonuses of varying minimum amounts ranging from at least 5% to at least 25% of their respective base salaries. Further, these employment agreements differ from Mr. Ornstein’s and Mr. Lotz’s with respect to lump sum payments due to each of them upon termination by the Company without Good Cause or by either of them for Good Reason and with respect to the retention of either of them as consultants thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee consists of independent, outside directors and has the responsibility for allocation of cash compensation and options to senior executive officers of the Company. The compensation committee primarily administers the Company’s cash compensation plans, employee stock option plans, and employee stock purchase plans. In those instances in which Rule 16b-3 of the Exchange Act requires grants or awards of stock options to be made by a “disinterested” committee, the compensation committee is solely responsible for the administration of such plans.

      The entire board regularly reviews the compensation committee decisions relating to executive compensation. The Company’s executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the long-term financial success of the Company. The employment contracts of Messrs. Ornstein and Lotz provides for bonuses, which are detailed below. Pursuant to the employment contract of Mr. Ornstein, his salary has been capped. Bonuses are limited to prescribed percentages of base salary, based upon the percentage growth in earnings per share of the Company. Growth in earnings per share is categorized at four levels. Minimum — any growth in earnings per share during the prior fiscal year; Threshold — 7.0% to 12.9% growth in earnings per share; Target — 13.0% to 17.9% growth in earnings per share; and Maximum — 18.0% or greater growth in earnings per share. Since salary and bonuses are capped, an integral part of executive compensation is the issuance of stock options on an annualized basis to key employees under the Stock Option Plan.

      The Stock Option Plan provides for options to be issued to officers and key employees at the discretion of the Committee upon recommendation by the Chief Executive Officer. The options granted under the Stock Option Plan vest at the rate of approximately one-third per year. The options have a 10-year term and are subject to standard option provisions such as are included in existing Company plans and include the requirement of continued employment and provisions to deal with termination of employment due to retirement, death or disability. Under the plan, options will be issued at the closing price of Company common stock on the date of grant. The total number of options granted under the Stock Option Plan in fiscal 2001 was 642,206. The compensation committee believes that the issuance of stock options to officers and key employees related to the appreciation of the Company’s Common Stock provides equitable incentives to increase the profitability of the Company.

COMPENSATION COMMITTEE

Daniel J. Altobello
Maurice A. Parker

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On September 9, 1998, the Company entered into an agreement with International Airline Support Group (“IASG”) whereby the Company would consign certain surplus airplane parts to IASG to sell on the open market. IASG in turn would submit proceeds to the Company less a market-based fee. During fiscal 2001, 2000 and 1999, respectively, the Company paid IASG approximately $553,000, $611,000 and $700,000 in commissions on sales of surplus aircraft parts. Additionally, the Company has leased an aircraft auxiliary power unit from IASG at a normal commercial monthly rate of $10,000 or $120,000 per year. In fiscal 1999, the Company paid IASG approximately $250,000 in fees in connection with the shut down of Westair and distribution and protection of certain of its assets. During this time period, George Murnane III, a member of the Company’s Board of Directors, was a member of executive management and the Board of Directors of IASG.

      In February 1999, the Company entered into an agreement with Barlow Capital, LLC (“Barlow”), whereby Barlow would provide financial advisory services related to aircraft leases, mergers and acquisitions, and route profitability. Mr. Ornstein, Mr. Swigart and Mr. Murnane are members of Barlow Capital, LLC. The Company paid fees totaling $120,000 and $105,000 to Barlow in fiscal 2000 and 1999, respectively. Under terms of the Barlow agreement, Barlow is required to repay these advisory fees to the Company at such time as Barlow receives financing fees for arranging leasing companies to participate in the Company’s various aircraft financings under this agreement. Barlow received $627,000 and $400,000 of financing fees in fiscal 2001 and 2000, respectively, and repaid the Company $225,000 in fiscal 2001.

      In December 1999, the Company retained Providence Capital, Inc. (“Providence”) to assist with its stock repurchase program as well as other equity trades. Fees and/or commissions totaling approximately $200,000 and $136,000 were paid to Providence during fiscal 2001 and 2000, respectively. Herbert Denton, a member of the Company’s Board of Directors, is the President and Chief Executive Officer of Providence.

      The Company provides administrative support, reservation services and office space to Europe by Air, Inc. The Company billed Europe by Air approximately $64,000 and $78,000 for these services during fiscal

2001 and 2000, respectively. Jonathan Ornstein, Chairman of the Board and Chief Executive Officer of the Company, and James Swigart, a member of the Company’s Board of Directors, are Chairman of the Board, and a Director and shareholder of Europe by Air, respectively.

      On September 30, 2001 and 2000, the Company had accounts receivable under notes from Mr. Ornstein of $215,408 and $260,252, respectively. Amounts outstanding bear interest at a rate of 7.5% per annum. The promissory notes require payment on a quarterly basis through 2003 or on demand.

      On September 30, 2001 and 2000, the Company had accounts receivable under notes from Mr. Lotz of $82,876 and $133,019, respectively. Amounts outstanding bear interest at a rate of 7.5% per annum. The promissory note requires payment on a quarterly basis through 2003 or on demand.

      In September 2001, the Company entered into an agreement to form UFLY, LLC, for the purpose of making strategic investments in US Airways, Inc. The Company owns a 50% interest in UFLY. Jonathan Ornstein, the Company’s Chairman and CEO, is a minority shareholder/ owner and managing member of UFLY. Mr. Ornstein receives no additional compensation from the Company or UFLY for his role as the managing member of UFLY. In September 2001, the Company began making investments in USAirways common stock on behalf of the Company and the other investors.

      The Company will enter into future business arrangements with related parties only where such arrangements are approved by a majority of disinterested directors and are on terms at least as favorable as available from unaffiliated third parties.

COMPARISON OF STOCK PERFORMANCE

      Set forth below is a graph comparing the five-year cumulative shareholder return on the Company’s common stock against the five-year cumulative total return on the CRSP Index for NASDAQ Stock Market, U.S. Companies, and the CRSP Index for NASDAQ Stocks (SIC 4510-4519) (“Old Peer Group”) and American Stock Exchange Airline Index (the “New Peer Group”). The New Peer Group was selected as the Company believes the American Stock Exchange Index is a more recognizable group of companies in which to compare the Company’s common stock. The Old Peer Group composed of NASDAQ companies engaged in air transportation, and includes regional airlines whose stocks trade on NASDAQ for the periods indicated. The graph assumes an initial investment of $100.00 and reinvestment of dividends, if any.

Comparison of Stock Performance Graph

	Sep-96	Sep-97	Sep-98	Sep-99	Sep-00	Sep-01	Jan-02

Mesa Air Group	$100	$71	$55	$67	$60	$36	$100
NASDAQ Stock Market (US Companies)	100	137	139	228	302	124	159
NASDAQ Air Transportation Stocks (Old Peer Group)	100	112	99	99	50	26	44
AMEX Airline Index (New Peer Group)	100	153	158	155	159	76	86

      The graph below shows the cumulative total return for the Company’s Common Stock since January 1, 1998, shortly before Mr. Ornstein became Director of the Company and Chief Executive Officer of the Company, compared with the same indices shown on the five-year graph, thus illustrating the relative performance of the Company during his tenure in that position. As with the five-year graph, the comparison assumes that $100 was invested at the beginning of the period for each index and reinvestment of dividends, if any.

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Jan-02

Mesa Air Group	$100	$158	$96	$142	$152	$185
NASDAQ Stock Market (US Companies)	100	141	262	158	125	124
NASDAQ Air Transportation Stock (Old Peer Group)	100	86	70	36	33	36
AMEX Airline Index (New Peer Group)	100	92	93	102	53	56

FREE AND CONFIDENTIAL SHAREHOLDER VOTING

(PROPOSAL NO. 2)

      One of the Company’s shareholders has given notice of their intention to introduce the following proposal for consideration and action by the shareholders at the Annual meeting. The proposed resolution and accompanying supporting statement have been provided by the shareholder/proponent. The affirmative vote of at least a majority of the Company’s outstanding Common Stock on the Record Date is required for approval of the proposal.

      This shareholder proposal is submitted by Pauline Berberian, 801 Viewpointe Drive, St. Charles, IL 60174.

This Topic Won The Yes-No Vote By A Nearly 1 Million Margin In 2001

      Shareholders recommended that the Board of Directors take the steps necessary to implement a policy of confidential voting at all meetings of the Company’s shareholders. This includes the following provisions:

1) The voting of all proxies, consents or authorizations will be secret. No such document shall be available for examination, nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company’s state of incorporation; and

2) Independent election inspectors shall conduct the receipt, certification and tabulation of such votes.

The Integrity of Mesa Elections

      It is important for Mesa to establish a system of confidential proxy voting based on an analysis of recommendations published independently of the company. The integrity of company elections and shareholder votes should be protected against potential abuse.

      We believe that implementing confidential voting will enhance shareholder value:

1) Shareholders would feel free to question or challenge management nominees and positions on specific ballot items if they are protected by the confidentiality of the ballot box. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

2) To invigorate the corporate governance process at the highest level of the company. We believe that shareholder input should be encouraged and that shareholders be empowered with a free and confidential vote. Thus shareholders could have greater input to encourage the nomination of the most qualified candidates for the board of directors and use greater independence to evaluate management and shareholder proposals.

      Management and shareholder proposals need to balance the interest of all shareholders in relation to the potential narrow interest of a few insider shareholders. There needs to be a balance to correct the potential tendency of inside shareholders to give unwarranted support for management stock options with excess stock dilution and for overly generous golden parachutes.

This Topic Won The Yes-No Vote By A Nearly 1 Million Margin In 2001

      This proposal topic is now submitted for the second shareholder vote at the 2002 shareholder meeting. In 2001 the “for” votes outnumbered the “against” votes by nearly 1 million. It is notable that CalPERS, which invests pension money of $150 billion, considers it so important for directors to act to adopt proposals passed by shareholders that CalPERS has recommended a withhold vote against directors at the next election when directors fail to act. (This proposal is not a recommendation for voting regarding the directors.)

Institutional Investor Support of this Topic is High-Caliber Support

      This proposal topic won significant institutional support to pass at the 2001 annual meetings. Institutional investors own an impressive 79% majority of MESA stock. Institutional investor support is high-caliber support. Many institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty obligations and independent perspective to thoroughly study the issues involved in this proposal topic.

Double Standard at Mesa?

      Consistent with the Mesa directors accepting shareholder votes for their own election, the directors should arguably have a policy to give equal value to shareholder votes for other ballot items.

Dubious Distinction

      By not acting to adopt this proposal the directors arguably have the dubious distinction of not commanding the full support of shareholders on a key rule at the highest level of the company.

Status of Company Response to 2001 Shareholder Vote

      The company was asked in October 2001 to advise the status of the company accomplishment to research, study and take steps to enact this shareholder proposal topic in the 6 months since it was voted on at the annual shareholder meeting. This included any discussions or polling of the company’s institutional investors and also dialog with respected independent proxy analyst and/or analysis firms and relevant minutes from meetings of the full Mesa board or board committee(s).

Confidential Shareholder Vote Precedent Set By Other Companies

      The vast majority of major companies have already adopted confidential voting, and we believe that it is time for Mesa to do the same.

CONFIDENTIAL SHAREHOLDER VOTING

YES ON 2

MESA AIR BOARD RECOMMENDS AGAINST THIS PROPOSAL

      The Mesa Air Board does not recommend the adoption of this proposal. The Company’s current proxy voting procedures comply in all respects with the proxy rules of the Securities and Exchange Commission and the General Corporation Law of Nevada. The Company’s current practices ensure that the voting process does not result in any improper influence or coercion of shareholders. The Company believes that it has consistently conducted shareholder solicitations in a fair and equitable manner. The Mesa Air Board believes that the practices in place adequately address the concerns raised in this proposal.

      The Mesa Air Board believes that its ability to communicate with shareholders during a proxy solicitation should not be limited under any circumstances. The Board believes that the Company needs the ability to contact shareholders on issues that are important to the Company’s success. This proposal limits that ability. This proposal also fails to include exceptions to confidentiality for proxy contests, when disclosure is requested by a shareholder or when such disclosure is required by law. In the case of a proxy contest, the proposed confidential voting policy would not apply to the third party that was soliciting proxies, yet would continue to apply to the Company, thereby giving the third party dissident an unfair advantage. The dissident would be able to view shareholder voting decisions and other information, and use that information to persuade individual shareholder’s to vote in the dissident’s favor. This advantage is not only unfair, but could be detrimental to shareholders. In contesting the dissident’s solicitation of proxies, the Mesa Air Board has a legal obligation to act in the best interests of the shareholders as a group, whereas the dissident would have no such obligation and would be free to act purely in his or her self-interest. Given the unfair advantage the dissident would gain from having access to voting information, the Board’s ability to act in the best interests of shareholders would be hindered because the Board would not have the same access to that information.

      Confidentiality safeguards are already in place throughout the voting and tabulation process. The voting and tabulation process is conducted by a third party election inspectors. Votes are tabulated mechanically, except where a vote is withheld in which case it is tabulated by hand, and the Mesa Air Board has full confidence in the accuracy and impartiality of the results. Besides these precautions, however, shareholders have the additional option of registering their shares in the name of a bank, broker, or other nominee. These nominee holders cannot reveal the names of the holders without their permission, thereby further protecting shareholders privacy and the confidentiality of their votes.

      In addition to the foregoing reasons, the Company notes that it previously reported in its Form 10-Q for the quarterly period ended March 31, 2001, that this same proposal was not approved by the Company’s shareholders at the Company’s 2001 Annual Shareholders Meeting.

      The votes for the Confidential Shareholder Voting proposal at the Company’s 2001 Shareholder Meeting were as follows:

11,789,655	FOR
10,810,059	AGAINST
95,693	ABSTENTIONS
6,855,709	BROKER NON-VOTES

      Pursuant to the General Corporation Law of Nevada, abstentions and broker-non votes are included in the determination of the number of shares represented at the meeting for the purposes of determining a quorum, but have the same effect as an “AGAINST” vote in determining whether the proposals are approved. Accordingly, the proposal did not pass and the number of “AGAINST” votes with respect to this proposal were substantially greater than the number of votes “FOR” this proposal.

      In light of the foregoing, the Company’s Board of Directors believes that its current practices protect the confidentiality of shareholder votes and further believes that the shareholder proposal described above is not in the best interests of all of the Company’s shareholders, and therefore believes that a modification of the current practice is unwarranted.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY

RECOMMENDS A VOTE “AGAINST” THE RECOMMENDATION
TO ADOPT CONFIDENTIAL VOTING.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(PROPOSAL NO. 3)

      Deloitte & Touche has been selected as the Company’s independent auditors for the current fiscal year, which ends September 30, 2002. Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche for shareholder ratification as a matter of good corporate practice. Deloitte & Touche has audited the Company’s financial statements since 2000. Notwithstanding the selection, the Board, in its discretion, may direct appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

      Ratification of the appointment of Deloitte & Touche as the Company’s independent auditors for fiscal year 2002 will require the affirmative vote of the holders of at least a majority of the Company’s outstanding Common Stock represented in person or by proxy at the Annual Meeting. All of the directors and executive officers of the Company have advised the Company that they will vote their shares of Company Common Stock “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2001.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
AUDITORS FOR FISCAL YEAR 2001.

Annual Report

      The 2001 Annual Report of the Company, which was mailed to shareholders with this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered part of these proxy soliciting materials.

      The Company will provide upon written request, without charge to each shareholder of record as of the Record Date, a copy of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2001, as filed with the Commission. Any Exhibits listed in the Form 10-K also will be furnished upon request at the Company’s expense. Any such request should be directed to the Company’s Secretary at the Company’s executive offices at 410 North 44th Street, Suite 700, Phoenix, Arizona 85008.

Voting by Proxy

      In order to ensure that your shares will be represented at the Annual Meeting, please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by giving notice of revocation to the Company in writing or by executing and delivering to the Company a later dated proxy.

Shareholder Proposals for Action at the Company’s Next Annual Meeting

      A shareholder proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2003, must be received by the Company’s Secretary at the Company’s offices no later than November 5, 2002, in order to be included in the Company’s proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Mesa Air Group, Inc., 410 North 44th Street, Suite 700, Phoenix, Arizona 85008. If a shareholder proposal is introduced at the 2003 Annual Meeting of Shareholders without any discussion of the proposal in the Company’s proxy statement, and the shareholder does not notify the Company on or before January 21, 2003, as required by the Commission’s Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2003 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

By Order of the Board of Directors
/s/ Johnathan G. Ornstein
Jonathan G. Ornstein, Chairman of the Board
and Chief Executive Officer

MESA AIR GROUP, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MESA AIR GROUP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS. The undersigned shareholder of Mesa Air Group, Inc., a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 8, 2002, and hereby appoints Jonathan G. Ornstein or Brian S. Gillman and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of MESA AIR GROUP, INC. to be held at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona, on April 4, 2002 at 10:00 a.m., Arizona Time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below):

Jonathan G. Ornstein, Daniel J. Altobello, Herbert A. Denton, Ronald R. Fogleman, Joseph Manson, Maurice A. Parker, George Murnane III, Julie Silcock, James E. Swigart

☐	WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2.	PROPOSAL TO ADOPT CONFIDENTIAL SHAREHOLDER VOTING

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS

☐ FOR	☐ AGAINST	☐ ABSTAIN

(continued, and to be signed, on other side)

(continued from other side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY COME BEFORE THE MEETING.

Dated: , 2002

Please sign exactly as your name appears on the front of this Proxy Card. When shares are held in common or in joint tenancy, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURES:

Please return in the enclosed, postage-paid envelope.

I Will ☐    Will not ☐    attend the Meeting.